UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2011
Flagstar Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	1-16577 (Commission File Number)	38-3150651 (I.R.S. Employer Identification No.)

5151 Corporate Drive, Troy, Michigan (Address of principal executive offices)	48098 (Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On August 18, 2011, Flagstar Bancorp, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company did not satisfy one of the NYSE’s standards for continued listing applicable to its common stock. The NYSE noted specifically that the Company was “below criteria” for the NYSE’s price criteria for common stock because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30-trading-day period. The NYSE’s price criteria standard requires that any listed security trade at a minimum average closing share price of $1.00 during any consecutive 30-trading-day period.
Under the NYSE’s rules, in order to cure the deficiency for this continued listing standard, the Company’s common stock share price and the average share price over a consecutive 30-trading-day period both must exceed $1.00 on February 18, 2012 (six months following receipt of the non-compliance notice) or on the last trading day of any month prior to that date. The Company has not yet determined the specific action or response to take in response to the NYSE’s notice. During the six-month period, the Company’s stock will remain listed on the NYSE.
The information contained in this Current Report of Form 8-K is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This Current Report of Form 8-K contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions (including its ability to cure the price deficiency), that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “intent,” and similar expressions are intended to identify forward-looking statements.

Item 9.01	Financial Statements and Exhibits
     (d) The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Description
99.1	Press release of Flagstar Bancorp, Inc. dated August 24, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.
Dated: August 24, 2011	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and Chief Financial Officer